EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Natural Gas Systems, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statement (Number 333- ) of Natural Gas Systems, Inc. and Subsidiaries, on Form SB-2 to be filed with the Commission on or about June 2, 2005 of our Independent Auditors' Report dated September 28, 2004 covering the financial statements of Natural Gas Systems, Inc. and Subsidiaries for the six months ended June 30, 2004 and the period from September 23, 2003 (inception) to December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/
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         Hein + Associates, LLP

CERTIFIED PUBLIC ACCOUNTANTS

Houston, Texas
June 2, 2005